Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2025 FINANCIAL RESULTS

Revenue from continuing operations increased 16.8% to $205.4 million, driven by strong volume growth

Earnings from continuing operations of $0.8 million compared to a loss of $6.2 million in the prior year

Adjusted EBITDA from continuing operations increased 13.4% to $23.6 million

Adjusted EPS of $0.05 compared to $0.02 in the prior year

Updating 2025 revenue growth and adjusted EBITDA growth outlook

Minneapolis, Minnesota - November 5, 2025 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq: STKL) (TSX:SOY), a company that delivers customized supply chain solutions and innovation for top brands, retailers and foodservice providers across a broad portfolio of beverages, broths and better-for-you snacks today announced financial results for the third quarter ended September 27, 2025.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2025 highlights:

  Revenues of $205.4 million increased 16.8% compared to $175.9 million in the prior year period, driven by strong volume growth across beverages, broths, and fruit snacks

  Earnings from continuing operations of $0.8 million compared to a loss of $6.2 million in the prior year period

  Adjusted earnings¹ from continuing operations of $6.0 million compared to $1.8 million in the prior year period

  Adjusted earnings per share¹ from continuing operations of $0.05 compared to $0.02 in the prior year period

  Adjusted EBITDA¹ from continuing operations increased 13.4% to $23.6 million compared to $20.8 million in the prior year period

"We delivered outstanding revenue growth in the third quarter and affirmed the strength of our competitive position, the diversity of our revenue streams and the robust demand across our portfolio," said Brian Kocher, Chief Executive Officer of SunOpta. "During the quarter, the combination of category tailwinds and several pipeline opportunities, that were originally anticipated for 2026, accelerated our revenue growth resulting in a 17% volume increase. While the speed and magnitude of the volume growth stressed our supply chain, I'm proud of the team for exceeding our production targets to support this growth and confident in our ability to return to planned gross margin expansion activities by mid-2026."

Kocher continued, "Our new business pipeline and category demand are exceeding expectations.  Customers are demanding additional capacity at a rate and speed we had not anticipated. Accordingly, we are announcing a new aseptic manufacturing line at our Midlothian, Texas facility that is already over 50% subscribed and will come online in late 2026.  Along with the previously announced fruit snack line in Omak, Washington, we are positioned to meet expected market demand through the end of 2028."

Third Quarter 2025 Results

Revenues increased 16.8% to $205.4 million for the third quarter of 2025 and reflected strong volume growth in beverage, broth, and fruit snack product categories. For the third quarter of 2025, unfavorable pricing impact of lower pass-through pricing for certain raw material cost savings was largely offset by incremental pass-through pricing adjustments for tariff costs.

Gross profit increased $2.6 million, or 11.4%, to $25.5 million for the quarter ended September 27, 2025, compared with $22.9 million for the quarter ended September 28, 2024. Gross margin was 12.4% for the quarter ended September 27, 2025, compared with 13.0% for the quarter ended September 28, 2024, a decrease of 60 basis points.  Adjusted gross margin¹ was 13.6% for the quarter ended September 27, 2025, compared with 16.6% for the quarter ended September 28, 2024.  The decrease partially reflected investments in labor and infrastructure to improve long-term margins, increased maintenance expense, and higher waste and labor costs as a result of certain manufacturing pressures from tremendous volume growth, together with temporary volume limitations and increased downtime resulting from the excess wastewater issue at our Midlothian, Texas, facility. All of these factors were partially offset by higher sales and production volumes for beverages, broths and fruit snacks driving improved plant utilization.

Operating income increased $6.1 million to $6.9 million for the quarter ended September 27, 2025, compared with $0.8 million for the quarter ended September 28, 2024. The increase in operating income mainly reflected lower employee variable compensation costs based on performance, lower professional fees related to operational productivity initiatives, and the $2.6 million increase in gross profit. These factors were partially offset by non-cash asset impairment charges of $2.6 million in the third quarter of 2025, related to the decommissioning of the tote filling equipment and the early retirement of certain non-production assets.

Earnings from continuing operations were $0.8 million for the third quarter of 2025 compared with a loss of $6.2 million in the prior year period. Diluted earnings per share from continuing operations attributable to common shareholders was $0.01 for the third quarter compared with diluted loss per share of $0.05 in the prior year period.

Adjusted earnings¹ from continuing operations were $6.0 million or $0.05 per diluted share in the third quarter of 2025 compared to adjusted earnings from continuing operations of $1.8 million or $0.02 per diluted share in the third quarter of 2024.

Adjusted EBITDA¹ from continuing operations was $23.6 million in the third quarter of 2025 compared to $20.8 million in the third quarter of 2024, driven by strong volume growth.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of September 27, 2025, SunOpta had total assets of $694.1 million and total debt of $265.8 million compared to total assets of $668.5 million and total debt of $265.2 million at year end fiscal 2024. During the first three quarters of fiscal 2025, cash provided by operating activities of continuing operations was $34.1 million compared to $19.2 million during the first three quarters of fiscal 2024.  The increase mainly reflected increased net earnings driven by increased gross profit and reductions in selling, general and administrative expenditures, partially offset by increases in working capital.  Investing activities of continuing operations consumed $22.9 million of cash during the first three quarters of fiscal 2025 compared to $16.5 million in the first three quarters of fiscal 2024, reflecting non-recurring proceeds from the sale of the smoothie bowl product line included in the prior year period.  Net leverage1 was 2.8x, compared to 3.0x at the end of fiscal 2024 and we expect to maintain this ratio of net leverage through the end of the fiscal year.

Tariffs

Tariffs continue to be an evolving situation that we continue to monitor. While our employees, production facilities, and customers are predominately located in the U.S. (in 2024, 98% of revenue was to U.S. based customers), we source a portion of our raw material ingredients and packaging globally, and a portion of our fruit snack products are imported into the U.S. from our Niagara, Ontario, facility that are not exempt under USMCA. In response to these new tariffs, we have been implementing alternative sourcing strategies and pricing arrangements that have allowed us to mitigate our known tariff exposure at this time, although the long-term tariff environment remains uncertain.

Financial Outlook2

The Company is updating its outlook for 2025 and providing an initial outlook for 2026. The Company now expects:

($ millions)	Prior 2025 Outlook	Updated 2025 Outlook	2026 Outlook
Revenue	$805 - 815	$812 - 816	$865 - 880
Adj. EBITDA	$99 - 103	$90 - 92	$102 - 108

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, November 5, 2025, to discuss the third quarter financial results. After prepared remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly.  A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website.

This call may be accessed with the toll free dial-in number (800) 715-9871 or international dial-in number (646) 307-1963 using Conference ID: 8323651.

The quarterly earnings presentation, including the long-term grow algorithm and capital allocation priorities, can be accessed through the live webcast referenced above, and on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly.

¹ See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta

SunOpta (Nasdaq: STKL) (TSX: SOY) delivers customized supply chain solutions and innovation for top brands, retailers and foodservice providers across a broad portfolio of beverages, broths and better-for-you snacks. With over 50 years of expertise, SunOpta fuels customers' growth with high-quality, sustainability-forward solutions distributed through retail, club, foodservice and e-commerce channels across North America. For more information, visit www.sunopta.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our intention to maintain our disciplined financial approach to deliver sustainable gross margin improvement and continue to generate significant free cash flow, our expectation to continue de-levering our balance sheet, achieve net leverage targets and drive increasing returns on invested capital, share repurchases, our expectations to recover tariff impacts through pass-through pricing, and our anticipated Revenue, Adjusted EBITDA, Revenue growth and Adjusted EBITDA growth for fiscal 2025. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "potential", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; the impact of the imposition of tariffs, including increases in food prices and inflation, and any resulting negative impacts on the macro-economic environment; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Claudine Galloway

SunOpta

952-295-9579

press.inquiries@sunopta.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and three quarters ended September 27, 2025 and September 28, 2024
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	$	$	$	$

Revenues	205,410	175,856	598,527	529,819
Cost of goods sold	179,943	152,988	514,334	454,707
Gross profit	25,467	22,868	84,193	75,112
Selling, general and administrative expenses	15,399	21,052	52,322	61,170
Intangible asset amortization	526	446	1,498	1,338
Other expense (income), net	2,800	450	2,744	(1,654)
Foreign exchange loss (gain)	(124)	113	(257)	1,372
Operating income	6,866	807	27,886	12,886
Interest expense, net	5,424	6,762	15,832	19,222
Other non-operating expense	603	236	1,562	236
Earnings (loss) from continuing operations before income taxes	839	(6,191)	10,492	(6,572)
Income tax expense	23	23	514	283
Earnings (loss) from continuing operations	816	(6,214)	9,978	(6,855)
Net loss from discontinued operations	-	-	-	(1,814)
Net earnings (loss)	816	(6,214)	9,978	(8,669)
Accretion on preferred stock	-	(137)	(175)	(401)
Earnings (loss) attributable to common shareholders	816	(6,351)	9,803	(9,070)

Basic and diluted earnings (loss) per share
Earnings (loss) from continuing operations attributable to common shareholders	0.01	(0.05)	0.08	(0.06)
Loss from discontinued operations	-	-	-	(0.02)
Earnings (loss) attributable to common shareholders	0.01	(0.05)	0.08	(0.08)

Weighted-average common shares outstanding (000s)
Basic	118,245	116,841	117,871	116,504
Diluted	124,743	116,841	124,708	116,504

SunOpta Inc.

Consolidated Balance Sheets

As at September 27, 2025 and December 28, 2024

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	September 27, 2025	December 28, 2024
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,225	1,552
Accounts receivable	58,350	46,314
Inventories	116,731	92,798
Prepaid expenses and other current assets	10,766	14,680
Income taxes recoverable	945	4,114
Total current assets	189,017	159,458

Restricted cash	8,225	7,460
Property, plant and equipment, net	331,995	343,618
Operating lease right-of-use assets	110,133	105,692
Intangible assets, net	21,515	20,077
Goodwill	3,998	3,998
Other long-term assets	29,219	28,224
Total assets	694,102	668,527

LIABILITIES
Current liabilities
Accounts payable	106,849	93,362
Accrued liabilities	17,580	17,876
Income taxes payable	72	638
Notes payable	4,126	11,110
Short-term debt	15,000	-
Current portion of long-term debt	31,933	29,393
Current portion of operating lease liabilities	17,866	17,055
Total current liabilities	193,426	169,434

Long-term debt	218,852	235,798
Operating lease liabilities	103,466	99,328
Deferred income taxes	325	325
Total liabilities	516,069	504,885

Series B-1 Preferred Stock	15,223	15,048

SHAREHOLDERS' EQUITY
Common shares	478,336	471,792
Additional paid-in capital	28,976	30,775
Accumulated deficit	(346,511)	(355,982)
Accumulated other comprehensive income	2,009	2,009
Total shareholders' equity	162,810	148,594
Total liabilities and shareholders' equity	694,102	668,527

SunOpta Inc.

Consolidated Statements of Cash Flows

For the three quarters ended September 27, 2025 and September 28, 2024

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	Three quarters ended
	September 27, 2025	September 28, 2024
	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings (loss)	9,978	(8,669)
Net loss from discontinued operations	-	(1,814)
Earnings (loss) from continuing operations	9,978	(6,855)
Items not affecting cash:
Depreciation and amortization	29,673	27,005
Amortization of debt issuance costs	734	686
Deferred income taxes	-	(105)
Stock-based compensation	5,316	9,615
Impairment of property, plant and equipment	2,565	-
Gain on sale of property, plant and equipment	(244)	-
Gain on sale of smoothie bowls product line	-	(1,800)
Other	(290)	(249)
Changes in operating assets and liabilities, net of divestitures	(13,608)	(9,076)
Net cash provided by operating activities of continuing operations	34,124	19,221
Net cash used in operating activities of discontinued operations	-	(2,310)
Net cash provided by operating activities	34,124	16,911
Investing activities
Additions to property, plant and equipment	(21,729)	(22,800)
Proceeds from sale of property, plant and equipment	1,284	-
Addition to intangible assets	(2,419)	-
Proceeds from sale of smoothie bowls product line	-	6,336
Net cash used in investing activities of continuing operations	(22,864)	(16,464)
Net cash provided by investing activities of discontinued operations	-	6,300
Net cash used in investing activities	(22,864)	(10,164)
Financing activities
Proceeds from notes payable	107,066	99,270
Repayment of notes payable	(114,050)	(103,875)
Net increase in borrowings under revolving credit facilities	463	18,350
Borrowings of short-term and long-term debt	23,485	1,145
Repayment of long-term debt	(25,883)	(17,565)
Proceeds from the exercise of stock options and employee share purchases	2,126	919
Payment of withholding taxes on stock-based awards	(2,038)	(2,804)
Repurchase of common shares	(991)	-
Payment of cash dividends on preferred stock	-	(305)
Net cash used in financing activities of continuing operations	(9,822)	(4,865)
Increase in cash, cash equivalents and restricted cash in the period	1,438	1,882
Cash, cash equivalents and restricted cash, beginning of the period	9,012	8,754
Cash, cash equivalents and restricted cash, end of the period	10,450	10,636

Non-GAAP Measures

Adjusted Gross Margin

Gross margin is a measure of gross profit (equal to revenues less cost of goods sold) as a percentage of revenues. The Company uses a measure of adjusted gross margin that excludes unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of our normal business on a regular basis. The Company uses the measure of adjusted gross margin to evaluate the underlying profitability of our revenue-generating activities within each reporting period. The Company believes that disclosing this non-GAAP measure provides users with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP. The following tables present a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP (all dollar amounts expressed in thousands of U.S. dollars).

Third Quarter Ended	Revenues	Cost of Goods Sold	Gross Profit
September 27, 2025	$	$	$
As reported	205,410	179,943	25,467
Adjusted for:
Wastewater haul-off charges(a)	-	(1,145)	1,145
Exit from aseptic totes(b)	-	(1,368)	1,368
As adjusted	205,410	177,430	27,980

Reported gross margin			12.4%
Adjusted gross margin			13.6%

Third Quarter Ended	Revenues	Cost of Goods Sold	Gross Profit
September 28, 2024	$	$	$
As reported	175,856	152,988	22,868
Adjusted for:
Wastewater haul-off charges(a)	-	(2,180)	2,180
Start-up costs(c)	360	(3,787)	4,147
As adjusted	176,216	147,021	29,195

Reported gross margin			13.0%
Adjusted gross margin			16.6%

First Three Quarters Ended	Revenues	Cost of Goods Sold	Gross Profit
September 27, 2025	$	$	$
As reported	598,527	514,334	84,193
Adjusted for:
Wastewater haul-off charges(a)	-	(2,440)	2,440
Exit from aseptic totes(b)	-	(1,368)	1,368
As adjusted	598,527	510,526	88,001

Reported gross margin			14.1%
Adjusted gross margin			14.7%

First Three Quarters Ended	Revenues	Cost of Goods Sold	Gross Profit
September 28, 2024	$	$	$
As reported	529,819	454,707	75,112
Adjusted for:
Wastewater haul-off charges(a)	-	(3,606)	3,606
Start-up costs(c)	421	(6,401)	6,822
Product withdrawal costs(d)	-	(2,145)	2,145
As adjusted	530,240	442,555	87,685

Reported gross margin			14.2%
Adjusted gross margin			16.5%

Adjusted Earnings

When assessing financial performance, the Company uses an internal measure of adjusted earnings that excludes specific items recognized in other income or expense, and other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis. The Company believes that the identification of these excluded items enhances the analysis of the financial performance of its business when comparing those operating results between periods, as the Company does not consider these items to be reflective of normal business operations. The following tables present a reconciliation of adjusted earnings from earnings (loss) from continuing operations, which the Company considers to be the most directly comparable U.S. GAAP financial measure (all dollar amounts expressed in thousands of U.S. dollars, except per share amounts).

	Third Quarter Ended
	September 27, 2025		September 28, 2024
		Per Share		Per Share
	$	$	$	$
Earnings (loss) from continuing operations	816		(6,214)
Accretion on preferred stock	-		(137)
Earnings (loss) from continuing operations attributable to common shareholders	816	0.01	(6,351)	(0.05)
Adjusted for:
Wastewater haul-off charges(a)	1,145		2,180
Exit from aseptic totes(b)	1,423		-
Start-up costs(c)	-		4,980
Unrealized foreign exchange loss (gain) on restricted cash(e)	(222)		525
Asset impairment charges(f)	2,565		-
Other(h)	235		450
Adjusted earnings from continuing operations	5,962	0.05	1,784	0.02

	First Three Quarters Ended
	September 27, 2025		September 28, 2024
		Per Share		Per Share
	$	$	$	$
Earnings (loss) from continuing operations	9,978		(6,855)
Accretion on preferred stock	(175)		(401)
Earnings (loss) from continuing operations attributable to common shareholders	9,803	0.08	(7,256)	(0.06)
Adjusted for:
Wastewater haul-off charges(a)	2,440		3,606
Exit from aseptic totes(b)	1,423		-
Start-up costs(c)	-		7,655
Product withdrawal costs(d)	-		2,145
Unrealized foreign exchange loss (gain) on restricted cash(e)	(765)		1,363
Asset impairment charges(f)	2,565		-
Gain on sale of smoothie bowls product line(g)	-		(1,800)
Other(h)	179		146
Adjusted earnings from continuing operations	15,645	0.13	5,859	0.05

Adjusted EBITDA

The Company uses a measure of adjusted EBITDA from continuing operations when assessing the performance of its operations, which the Company believes is useful to users' understanding of the Company's operating profitability because it excludes non-operating expenses, such as interest, loss on sale of receivables, and income taxes, as well as non-cash expenses, such as depreciation, amortization, and stock-based compensation. In addition, the Company's measure of adjusted EBITDA excludes other unusual items that affect the comparability of its operating performance, as identified in the preceding determination of adjusted earnings from continuing operations. The Company also uses this measure of adjusted EBITDA to assess operating performance in connection with its employee incentive programs.

The following tables present a reconciliation of adjusted EBITDA from continuing operations from earnings (loss) from continuing operations, which the Company considers to be the most directly comparable U.S. GAAP financial measure (all dollar amounts expressed in thousands of U.S. dollars).

	Third Quarter Ended
	September 27, 2025	September 28, 2024
	$	$
Earnings (loss) from continuing operations	816	(6,214)
Interest expense, net	5,424	6,762
Loss on sale of receivables*	603	236
Income tax expense	23	23
Depreciation and amortization	9,987	9,319
Stock-based compensation	1,581	2,527
Adjusted for:
Wastewater haul-off charges(a)	1,145	2,180
Exit from aseptic totes(b)	1,423	-
Start-up costs(c)	-	4,980
Unrealized foreign exchange loss (gain) on restricted cash(e)	(222)	525
Asset impairment charges(f)	2,565	-
Other(h)	235	450
Adjusted EBITDA from continuing operations	23,580	20,788

	First Three Quarters Ended
	September 27, 2025	September 28, 2024
	$	$
Earnings (loss) from continuing operations	9,978	(6,855)
Interest expense, net	15,832	19,222
Loss on sale of receivables*	1,562	236
Income tax expense	514	283
Depreciation and amortization	29,673	27,005
Stock-based compensation	5,316	9,615
Adjusted for:
Wastewater haul-off charges(a)	2,440	3,606
Exit from aseptic totes(b)	1,423	-
Start-up costs(c)	-	7,655
Product withdrawal costs(d)	-	2,145
Unrealized foreign exchange loss (gain) on restricted cash(e)	(765)	1,363
Asset impairment charges(f)	2,565	-
Gain on sale of smoothie bowls product line(g)	-	(1,800)
Other(h)	179	146
Adjusted EBITDA from continuing operations	68,717	62,621

* Included in other non-operating expense.

Footnotes

(a) Reflects third-party haul-off charges for excess wastewater produced at our Midlothian, Texas, facility, due to temporary volume constraints within our current treatment system.

(b) Reflects costs related to the exit from the packaging of aseptic totes within our Ingredients product portfolio. Costs incurred reflect inventory write-offs of $1.3 million recorded in cost of goods sold, and employee severance costs of $0.1 million recorded in cost of goods sold and SG&A expenses.

(c) For the third quarter and first three quarters of 2024, start-up costs recorded as a reduction to revenues and an increase to cost of goods sold were related to the scale-up of production over the course of fiscal 2024 at our Midlothian, Texas facility. Additionally, for the third quarter and first three quarters of 2024, start-up costs included $0.8 million of professional fees related to operational productivity initiatives, which are recorded in SG&A expenses.

(d) Reflects certain direct costs, net of expected insurance recoveries, related to the voluntary withdrawal from customers in the second quarter of 2024 of certain batches of aseptically-packaged products.

(e) Reflects unrealized foreign exchange (gains) or losses associated with peso-denominated restricted cash held in Mexico.

(f) Reflects non-cash impairment charges related to the decommissioned tote filling equipment and the early retirement of certain non-production assets, which are recorded in other expense.

(g) Reflects the pre-tax gain on sale of the smoothie bowls product line in the first quarter of 2024, which is recorded in other income.

(h) For the third quarter and first three quarters of 2025, other mainly reflects net losses on legal settlements, partially offset by a gain on sale of property, plant and equipment. For the third quarter and first three quarters of 2024, other mainly reflects demolition costs related to our former roasted snack facility, which was abandoned in 2018, partially offset by legal settlement gains. These other amounts are recorded in other expense or income.

Net Leverage

Net leverage is a non-GAAP financial measure that is calculated by dividing net debt (non-GAAP) by trailing four quarters adjusted EBITDA (non-GAAP). Net debt is defined by the Company as short-term debt plus current portion of long-term debt plus long-term debt less cash and cash equivalents. The Company uses net leverage as an assessment of its operating performance relative to its debt levels. The following tables present reconciliations of trailing four quarters adjusted EBITDA from continuing operations from loss from continuing operations and total debt to net debt, and the calculation of net leverage (all dollar amounts expressed in thousands of U.S. dollars).

	Trailing Four Quarters Ended
	September 27, 2025	December 28, 2024
	$	$
Earnings (loss) from continuing operations	5,359	(11,474)
Interest expense, net	21,518	24,908
Loss on sale of receivables*	2,012	686
Income tax expense	1,701	1,470
Depreciation and amortization	39,165	36,497
Stock-based compensation	6,891	11,190
Adjusted for:
Wastewater haul-off charges	3,195	4,361
Exit from aseptic totes	1,423	-
Start-up costs	11,494	19,149
Product withdrawal costs	-	2,145
Unrealized foreign exchange loss (gain) on restricted cash	(521)	1,607
Asset impairment charges	2,565	-
Gain on sale of smoothie bowls product line	-	(1,800)
Other	-	(33)
Adjusted EBITDA from continuing operations	94,802	88,706

* Included in other non-operating expense.

$
As at September 27, 2025
Short-term debt	15,000
Current portion of long-term debt	31,933
Long-term debt	218,852
Total debt	265,785
Cash and cash equivalents	(2,225)
Net debt	263,560

For the trailing four quarters ended September 27, 2025
Adjusted EBITDA	94,802

Net leverage	2.8x

As at December 28, 2024
Current portion of long-term debt	29,393
Long-term debt	235,798
Total debt	265,191
Cash and cash equivalents	(1,552)
Net debt	263,639

For the trailing four quarters ended December 28, 2024
Adjusted EBITDA	88,706

Net leverage	3.0x